Exhibit 5 Legal Opinion

                               The Law Offices of
                         Hamilton, Lehrer & Dargan P.A.
                          2 East Camino Real, Suite 202
                            Boca Raton, Florida 33432
                                  (561)416-8956
                            ------------------------
                            Facsimile: (561)416-2855

April 8, 2003

Board of Directors
c/o Xfone Inc.
c/o Swiftnet Ltd. Britannia House
960 High Road
London United Kingdom N12 9RY

Re: Shares to be Registered on Form SB-2 (the "Shares")

Gentlemen:

We have acted as counsel for Xfone Inc. a Nevada corporation (the "Company"), and certain of its shareholders (the "Selling Shareholders") in connection with the registration of the Shares described in the prospectus of the Company dated
April 8, 2003 (the "Prospectus"), contained in the Post Effective Amendment
Number 3 to the Registration Statement on Form SB-2 of the Company.

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following:

a)   Articles of Incorporation of the Company, as amended to date;
b)   By-laws of the Company, as amended to date;
c)   Certificates from the Secretary of State of the State of Nevada, stating that the Company is duly incorporated; and
d)   The Registration Statement and all exhibits thereto.

In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives and upon representations made by the Selling Shareholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada, the jurisdiction of its incorporation and has full corporate power as described in the Registration Statement.

The authorized capital stock of the Company consists of 25,000,000 shares of
Common Stock, with a par value of $.001 per share, of which there are 5,071,539 shares outstanding. The Company is authorized to issue 50,000,000 shares of
Preferred Stock. Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all the outstanding shares of such capital stock (including the Shares), when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), are duly and validly issued, fully paid and non-assessable. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the
Company.

I hereby consent to the use of this opinion as an exhibit to the prospectus and the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, or the general rules and regulations thereunder.

                                  Very truly yours,

                                  /s/ Brenda Hamilton
                                  -------------------
                                   Brenda Hamilton, Esq.
                                   For the Firm